UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 20, 2016

BLUELINX HOLDINGS INC.
(Exact name of registrant specified in its charter)

Delaware	001-32383	77-0627356
(State or other	(Commission	(I.R.S. Employer
jurisdiction of incorporation)	File Number)	Identification No.)

4300 Wildwood Parkway, Atlanta, Georgia	30339
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 953-7000

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05     Costs Associated with Exit or Disposal Activities
On April 21, 2016, BlueLinx Holdings Inc. (the “Company”) announced operational efficiency initiatives which will result in the closure of four distribution centers throughout 2016. The decision to close the distribution centers was made on April 18, 2016. The Company currently expects that approximately 60 full-time positions will be eliminated as a result of these closures, and the Company began notifying impacted employees on April 20, 2016. The Company currently expects to incur total pre-tax charges of approximately $1.0 million in employee termination and benefit costs, and approximately $2.5 million to $3.5 million in inventory adjustments for inventory costs not fully recoverable.
Additionally, the Company has also begun a stock keeping unit (“SKU”) rationalization initiative in local markets during the fiscal second quarter, and has identified certain less productive SKUs which it intends to discontinue offering. The Company intends to sell through its inventory in these SKUs commencing in the fiscal second quarter. At the current time, adjustments to inventory for costs not fully recoverable are expected to be approximately $2.0 to $3.0 million. The Company expects to accrue $0.5 million in sales incentives related to this program in the second quarter, which are expected to be paid in the third quarter of fiscal 2016.
Item 8.01    Other Events
The Company is currently evaluating sale and/or sale and leaseback opportunities for its owned properties, as part of an initiative to reduce the Company’s debt.
The information furnished pursuant to Item 2.05, Item 8.01, and Exhibit 99.1 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any registration statement filed under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.
Item 9.01     Financial Statements and Exhibits

(d)        Exhibits

Exhibit No.	Description
99.1	Press Release dated April 21, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUELINX HOLDINGS INC. By: /s/ Shyam K. Reddy Shyam K. Reddy SVP, General Counsel, and Corporate Secretary

Dated:  April 21, 2016